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                                                                    Exhibit 5.1


                      [Letterhead of King & Spalding LLP]

                                 July 16, 2003


Post Properties, Inc.
One Riverside
4401 Northside Parkway
Suite 800
Atlanta, Georgia 30327-3057

         Re:      Post Properties, Inc.:
                  Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel for Post Properties, Inc., a Georgia corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission. The Registration Statement relates to 4,000,000 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), to be issued pursuant to, or upon the exercise of options granted under, the Post Properties, Inc. 2003 Incentive Stock Plan (the "Plan").

         As such counsel, we have examined and relied upon such records, documents certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter expressed. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all certified, conformed or photographic copies submitted to us, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

         For purposes of this opinion, we have assumed the following: (i) the Shares that may be issued pursuant to, or upon the exercise of options granted under, the Plan will continue to be duly authorized on the dates of such issuance and (ii) on the date on which any option is exercised, such option will have been duly executed, issued and delivered by the Company and will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

         This opinion is limited in all respects to the federal laws of the United States of America and the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

         Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

         1.       The Shares are duly authorized; and

         2. When the Shares are issued pursuant to, or upon the exercise of options granted under the Plan, such Shares will be validly issued, fully paid and nonassessable.

         This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters


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addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

         We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 to be filed by the Company and to the references to us in such registration statement.


                                        Very truly yours,

                                        /s/ King & Spalding LLP

                                        KING & SPALDING LLP